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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 30, 2007 (October 30, 2007 as to Note
20)(which report expresses an unqualified opinion and includes an explanatory paragraph relating to a Transfer Agreement entered into on October 11, 2006 between MetLife Insurance Company of Connecticut (formerly known as "The Travelers Insurance Company") and MetLife Investors Group, Inc.) relating to the consolidated financial statements and financial statement schedules of the MetLife Insurance Company of Connecticut and its subsidiaries for the year ended December 31, 2006, which are included in MetLife Insurance Company of Connecticut's Current Report on Form 8-K filed on October 31, 2007.

We also consent to the use of our report dated March 19, 2007 (December 7, 2007 as to Note 7), relating to the financial statements of MetLife of CT Separate Account Six for Variable Annuities (formerly, The Travelers Separate Account Six for Variable Annuities) appearing in the Statement of Additional Information on Form N-4, which is part of such Registration Statement. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information on Form N-4, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
December 7, 2007